Exhibit 16

March 21, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 21, 2005 of Pace Medical, Inc. and have the following comments:

1.                                       We agree with the statements made in Items 4.01 (a) and (c).

2.                                       We have no basis to agree or disagree with other statements made in Item 4.01(b).

/s/ Deloitte & Touche LLP